UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2018

ENDOLOGIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-28440	68-0328265
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Musick, Irvine, CA	92618
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (949) 595-7200

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).                               Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
2018 Base Salary for Named Executive Officers

On January 25, 2018, the Compensation Committee of the Board of Directors (the “Committee”) of Endologix, Inc. (the “Company”) approved the adoption of a corporate bonus program that will be utilized to calculate the cash bonuses that may become payable to the named executive officers and other senior management personnel with respect to fiscal year 2018 (the “Cash Bonus Plan”). The Cash Bonus Plan is designed to align plan participants with the Company’s business goals and strategies and to further the objectives of the Company’s executive compensation program. The Cash Bonus Plan is intended to reward plan participants for their individual contributions to the Company’s achievement of pre-established Company objectives for fiscal year 2018.

Target Cash Bonus Amount

The target cash bonus amount for each named executive officer is set as a percentage of the named executive officer’s base salary as determined by the Committee. The 2018 base salary, target percentage and resulting target cash bonus amount for each named executive officer is set forth in the table below:

Name	2018 Base Salary	Target Percentage	Target Cash Bonus
John McDermott	$572,000	100%	$ 572,500
Vaseem Mahboob	$380,000	55%	$ 209,000
Michael Chobotov	$310,000	45%	$ 139,500

Performance Objectives

Cash bonuses may be earned under the Cash Bonus Plan based on the achievement by the Company of pre-established Company Performance Objectives, and by plan participants based on their individual achievement of pre-determined MBOs. The percentage of the target cash bonus for each named executive officer that is subject to the Company Performance Objectives and the MBOs is set forth in the table below:

Name	Company Performance Objectives % of Total Cash Bonus	MBOs % of Total Cash Bonus
John McDermott	100%	0%
Vaseem Mahboob	70%	30%
Michael Chobotov	70%	30%

Company Performance Objectives

The Company Performance Objectives relate to the Company’s achievement of specified Company objectives relating to financial performance and non-financial performance, including quality, compliance, and new product development objectives. The percentage of the target cash bonus that relates to the Company Performance Objective component of the Cash Bonus Plan for each named executive officer is set forth in the table below:

Company Performance Objectives	% of Company Performance Objective

Financial Performance Objectives
Sales and Expenses	50%

Non-Financial Performance Objectives
Quality, Compliance, and New Product Development	50%

TOTAL	100%

Company Financial Performance Objectives

The portion of the cash bonuses that relates to the Company financial objectives may be earned based on the Company’s actual global sales and total operating expenses for fiscal year 2018 relative to the target amounts established by the Committee. For these Company financial objectives, Company achievement at the threshold amount will result in payment at 50% of target; Company achievement at the target amount will result in payment at 100% of target; and Company achievement at the maximum amount will result in payment at 150% of target. The Committee will determine the actual Company achievement based on the audited financial statements for fiscal year 2018.

Company Non-Financial Performance Objectives

The portion of the cash bonuses that relates to the Company non-financial performance objectives generally requires the Company to meet enterprise risk management goals, achieve specified quality metrics, submit regulatory filings, obtain regulatory clearance and/or launch certain products under development, within specified time periods. For these quality, compliance, and new product development objectives, Company achievement at the threshold level will result in payment at 75% of target; Company achievement at the target level will result in payment at 100% of target; and Company achievement at the maximum level will result in payment at 125% of target.

MBOs

With respect to Messrs. Mahboob and Chobotov, 30% of their cash bonus opportunity under the Cash Bonus Plan is based on their individual achievement relative to specified MBOs that will be communicated to the executives. These objectives are specific to each plan participant and are generally designed to support the achievement of the Company Performance Objectives. The Committee has not established any specific MBOs for Mr. McDermott as his cash bonus opportunity is based 100% on the achievement of the Company Performance Objectives.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENDOLOGIX, INC.

Date: January 31, 2018	/s/ Vaseem Mahboob
Vaseem Mahboob
Chief Financial Officer